EXHIBIT 99.1
ParkOhio Announces Fourth Quarter and Full Year 2024 Results

Fourth quarter:
•Net sales from continuing operations of $388 million
•GAAP EPS from continuing operations of $0.41 per diluted share vs. $0.54 in Q4 2023
•Adjusted EPS from continuing operations of $0.67 per diluted share, up 24% vs. $0.54 in Q4 2023
•Income from continuing operations of PKOH shareholders of $5.6 million vs. $6.9 million in Q4 2023
•EBITDA, as defined, of $37 million, up 27% from $29 million in Q4 2023
•Strong Q4 operating cash flows of $26 million and free cash flow of $29 million

Full year:
•Net sales from continuing operations of $1.656 billion
•Gross margin increased 60 basis points to 17.0%
•GAAP EPS from continuing operations of $3.19 per diluted share compared to $2.72 in 2023
•Adjusted EPS from continuing operations of $3.59 per diluted share, up 17% compared to $3.07 per diluted share in 2023
•Income from continuing operations of PKOH shareholders of $42 million vs. $34 million in 2023
•EBITDA from continuing operations improved 13% to $152 million from $134 million in 2023
•Full year operating cash flows of $35 million and free cash flow of $15 million

CLEVELAND, OHIO, March 5, 2025 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the fourth quarter and full year 2024.

“We concluded 2024 by continuing to demonstrate improved metrics around margin, cash flow and leverage even in a more moderate growth environment. Having spent the last several years reshaping our business portfolio, we believe we enter 2025 with a faster growing, more profitable, less capital intensive and more predictable business model through the business cycle,” said Matthew V. Crawford, Chairman and Chief Executive Officer.

FOURTH QUARTER AND FULL YEAR CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

In the fourth quarter of 2024, net sales from continuing operations were $388.4 million compared to $389.3 million in the 2023 period. Income from continuing operations attributable to ParkOhio common shareholders in the fourth quarter of 2024 was $5.6 million, or $0.41 per diluted share, compared to $6.9 million, or $0.54 per diluted share in the fourth quarter of 2023. Adjusted EPS in the fourth quarter of 2024, which excludes restructuring and other special items and a charge of $5.0 million in Other Expense for a litigation matter that originated in 2016 in our assembly components business, was $0.67 per diluted share in the fourth quarter of 2024 compared to $0.54 per diluted share in the 2023 period, an increase of 24% year-over-year. The improvement was driven by strong sales and margins in our Supply Technologies segment, continued strong results in the capital equipment business in our Engineered Products segment, and income tax benefits in the 2024 period related to research and development tax credits and reversals of certain tax valuation allowances. EBITDA, as defined increased 27% year-over-year to $37.0 million, or 9.5% of net sales, from $29.1 million in the 2023 period. Please refer to the table that follows for a reconciliation of income from continuing operations attributable to ParkOhio common shareholders to adjusted income from continuing operations attributable to ParkOhio common shareholders and income from continuing operations attributable to ParkOhio common shareholders to EBITDA, as defined.

Full year 2024 net sales were $1.656 billion compared to $1.660 billion in 2023. Gross margin increased 60 basis points to 17.0% in 2024 compared to 2023. Income from continuing operations attributable to ParkOhio common shareholders in 2024 was $42.2 million, or $3.19 per diluted share, compared to $34.0 million, or $2.72 per diluted share in 2023. Excluding special items, adjusted EPS from continuing operations was $3.59 per diluted share in 2024, an increase of 17% compared to $3.07 per diluted share in 2023. EBITDA, as defined in 2024 was $151.7 million, an increase of 13% compared to $134.2 million in 2023. Please refer to the tables that follow for a reconciliation of income from continuing operations attributable to ParkOhio common shareholders to adjusted income from continuing operations attributable to ParkOhio common shareholders and income from continuing operations attributable to ParkOhio common shareholders to EBITDA, as defined.

FOURTH QUARTER SEGMENT RESULTS FROM CONTINUING OPERATIONS
In our Supply Technologies segment, net sales in the fourth quarter of 2024 were $181.8 million, an increase of 2% compared to $177.5 million in the fourth quarter a year ago, driven by continued strong demand in many of the Company’s key end markets, with the largest increases in aerospace and defense, heavy-duty truck, electrical distribution and consumer electronics, partially offset by decreases in the power sports and industrial and agricultural equipment end markets. Sales in the aerospace and defense end market increased 21% in the 2024 period compared to the same period a year ago. The increase in our net sales was also driven by higher customer demand throughout North America and Europe for our proprietary products in our fastener manufacturing business. Segment operating income was $15.9 million in the fourth quarter of 2024 compared to $14.0 million in the fourth quarter 2023, and operating income margin was 80 basis points higher in the 2024 fourth quarter compared to the same quarter a year ago. The profit improvement in the fourth quarter of 2024 was driven by an increase in sales of higher-margin products, strong operational execution and continued strong demand in our fastener manufacturing business. For the full year 2024, net sales increased 2% to a record $775.8 million, driven by strength in the aerospace and defense end market and increased demand for our proprietary fastener products. Operating margin improved 200 basis points to a record 9.7%, driven by an increase in sales of higher-margin products; profit improvement initiatives in our supply chain business; and continued strong demand in our fastener manufacturing business.

In Assembly Components, net sales in the fourth quarter were $89.7 million compared to $97.0 million in the 2023 fourth quarter. The lower net sales in the 2024 quarter were impacted by OEM plant shut down schedules in December, lower product pricing on certain legacy programs, and lower unit volumes particularly on end-of-life programs. Segment operating income was $3.9 million in the fourth quarter of 2024 compared to $6.5 million in the 2023 quarter. On an adjusted basis excluding restructuring charges of $0.6 million in the 2024 period related to plant consolidation, operating income was $4.5 million in the 2024 period compared to $6.5 million in the 2023 period. The decrease in profitability in the fourth quarter of 2024 was driven by the lower sales levels, which more than offset the benefit of profit-improvement initiatives implemented over the past two years. For the full year 2024, net sales were $398.7 compared to $427.8 million in 2023, and segment operating income was $25.4 million in 2024 compared to $33.4 million a year ago, both driven by lower product pricing on certain legacy programs and lower unit volumes particularly on end-of-life programs.

In Engineered Products, net sales were $116.9 million in the 2024 fourth quarter, up 2% compared to $114.8 million in last year's fourth quarter, driven by increased demand in our capital equipment business for both new capital equipment and aftermarket products and services. In our capital equipment business, new equipment backlog totaled $145 million at December 31, 2024 compared to $162 million at December 31, 2023. Bookings of new equipment in 2024 totaled $164 million compared to $175 million in 2023. In our forged and machined products business, fourth quarter 2024 sales were down 3% compared to the same quarter a year ago. Segment operating income in the 2024 fourth quarter was $3.1 million compared to $3.8 million in the 2023 quarter. On an adjusted basis excluding special charges in 2024 related to plant closure and other special charges totaling $1.9 million, segment operating income improved to $5.0 million in the fourth quarter of 2024 compared to $3.8 million in the 2023 period. Excluding special charges, the profitability increase in the 2024 quarter was driven by higher sales and improved profitability in our capital equipment business, partially offset by higher operating costs and lower sales in our forged and machined products business. For the full year 2024, net sales increased 3% to a record $481.7 million, driven by strong backlogs at the start of the year, continued strong demand for new capital equipment and a 12% year-over-year increase in our sales of aftermarket products and services. Operating income and margins were lower in 2024, driven by the higher operating costs in our forged and machined products business.

LIQUIDITY AND CASH FLOW

At December 31, 2024, our total liquidity was $198.2 million, which included cash on hand of $53.1 million and $145.1 million of unused borrowing availability under our credit arrangements and reflected an increase of $32.2 million compared to a year ago. In 2024, operating cash flows were $35.0 million and free cash flow was $15.1 million, which included $11.5 million of proceeds from sales of assets in connection with our plant consolidation actions. During 2024, we entered into an at-the-market ("ATM") program authorizing the sale of up to $50.0 million of the Company’s common stock. Under the program, through December 31, 2024, we sold 0.5 million shares for aggregate net proceeds of $15.9 million. In addition, we sold an additional 0.5 million shares in 2024 outside of the ATM program for aggregate net proceeds of $14.5 million. The total net proceeds of $30.4 million were used to repay a portion of our outstanding indebtedness. At December 31, 2024, our net debt leverage as calculated using our EBITDA, as defined was 3.8x, an improvement from 4.4x a year ago.

2025 OUTLOOK - CONTINUING OPERATIONS

For 2025, we expect year-over-year sales growth of 2% to 4%, driven by stable demand in most of our key end markets. We also expect year-over-year improvement in adjusted operating income, adjusted net income, EBITDA as defined and free cash flow. As a result of recent actions with respect to tariffs on goods manufactured abroad, costs for certain goods which we import into the United States, including certain raw materials and components, are expected to increase. We are working with our supply chains and customers to mitigate the impact of such tariffs. Conversely, our U.S. manufacturing plants may realize a benefit from tariffs as a result of higher production and localized sourcing back into the U.S.

CONFERENCE CALL

A conference call reviewing ParkOhio’s fourth quarter and full year 2024 results will be broadcast live over the Internet on Thursday, March 6, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com. An investor presentation is available on the Company's website.

ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates approximately 130 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the impact supply chain and logistic issues have on our business, results of operations, financial position and liquidity; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities, including the conflicts between Russia and Ukraine and in the Middle East, or political unrest, including the rising tension between China and the United States; public health issues, including the outbreak of infectious diseases and any impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under "Item 1A. Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(In millions, except per share data)
Net sales	$388.4	$389.3	$1,656.2	$1,659.7
Cost of sales	323.9	325.2	1,374.8	1,388.3
Selling, general and administrative expenses	45.1	46.4	187.4	181.5
Restructuring and other special charges	2.5	—	4.9	6.6
Gains on sales of assets, net	(2.5)	—	(2.5)	(0.8)
Other expense	5.0	—	5.0	—
Operating income	14.4	17.7	86.6	84.1
Other components of pension income and other postretirement benefits expense, net	1.4	0.6	5.2	2.5
Interest expense, net	(11.4)	(11.7)	(47.4)	(45.1)
Income from continuing operations before income taxes	4.4	6.6	44.4	41.5
Income tax benefit (expense)	0.4	—	(4.9)	(8.5)
Income from continuing operations	4.8	6.6	39.5	33.0
Loss attributable to noncontrolling interest	0.8	0.3	2.7	1.0
Income from continuing operations attributable to ParkOhio common shareholders	5.6	6.9	42.2	34.0
Loss from discontinued operations, net of tax	(5.1)	(21.4)	(10.4)	(26.2)
Net income (loss) attributable to ParkOhio common shareholders	$0.5	$(14.5)	$31.8	$7.8

Earnings (loss) per common share attributable to ParkOhio common shareholders:
Basic:
Continuing operations	$0.41	$0.56	$3.27	$2.76
Discontinued operations	(0.37)	(1.73)	(0.81)	(2.13)
Total	$0.04	$(1.17)	$2.46	$0.63

Diluted:
Continuing operations	$0.41	$0.54	$3.19	$2.72
Discontinued operations	(0.37)	(1.69)	(0.79)	(2.10)
Total	$0.04	$(1.15)	$2.40	$0.62

Weighted-average shares used to compute earnings (loss) per share:
Basic	13.6	12.4	12.9	12.3
Diluted	13.9	12.7	13.2	12.5

Cash dividends per common share	$0.125	$0.125	$0.50	$0.50

Other financial data:
EBITDA, as defined	$37.0	$29.1	$151.7	$134.2

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Adjusted earnings from continuing operations is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings from continuing operations is income from continuing operations calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings from continuing operations to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting income. Adjusted earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, income from continuing operations calculated in accordance with GAAP. Adjusted income from continuing operations herein may not be comparable to similarly titled measures of other companies. The following table reconciles income from continuing operations to adjusted earnings from continuing operations:

	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024		2023
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Income from continuing operations attributable to ParkOhio common shareholders	$5.6	$0.41	$6.9	$0.54	$42.2	$3.19	$34.0	$2.72
Adjustments:
Restructuring and other special charges	2.5	0.18	—	—	4.6	0.35	6.5	0.51
Acquisition-related expenses	—	—	—	—	0.3	0.02	0.1	0.01
Gains on sales of assets, net	(2.5)	(0.18)	—	—	(2.5)	(0.19)	(0.8)	(0.06)
Other expense(1)	5.0	0.36			5.0	0.38
Tax effect of adjustments	(1.2)	(0.09)	—	—	(1.8)	(0.14)	(1.3)	(0.11)
Non-controlling interest impact	(0.1)	(0.01)	—	—	(0.3)	(0.02)	—	—
Adjusted earnings from continuing operations	$9.3	$0.67	$6.9	$0.54	$47.5	$3.59	$38.5	$3.07

(1) During the fourth quarter of 2024, we recorded a charge of $5.0 million in Other Expense for a litigation matter that originated in 2016 in our assembly components business, representing our estimate of the reserve as of December 31, 2024.

The following table shows the impact of these adjustments on our segment results (continuing operations):

	Cost of Sales	SG&A	Total	Cost of Sales	SG&A	Total
	(In millions)
	Three Months Ended December 31, 2024			Three Months Ended December 31, 2023
Supply Technologies	$—	$—	$—	$—	$—	$—
Assembly Components	—	0.6	0.6	—	—	—
Engineered Products	—	1.9	1.9	—	—	—
Corporate	—	—	—	—	—	—
Total continuing operations	$—	$2.5	$2.5	$—	$—	$—

	Year Ended December 31, 2024			Year Ended December 31, 2023
Supply Technologies	$—	$0.2	$0.2	$—	$0.2	$0.2
Assembly Components	—	1.1	1.1	1.5	—	1.5
Engineered Products	—	3.6	3.6	0.2	4.7	4.9
Corporate	—	—	—	—	—	—
Total continuing operations	$—	$4.9	$4.9	$1.7	$4.9	$6.6

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects income from continuing operations attributable to ParkOhio common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and believes that EBITDA is useful to investors as an indication of the Company's compliance with its Debt Service Ratio covenant in its revolving credit facility. Additionally, EBITDA, as defined is a measure used under the Company's revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles income from continuing operations attributable to ParkOhio common shareholders to EBITDA from continuing operations, as defined:

	Three Months Ended December 31,			Year Ended December 31,
	2024		2023	2024	2023
	(In millions)
Income from continuing operations attributable to ParkOhio common shareholders	$5.6		$6.9	$42.2	$34.0
Add back:
Interest expense, net	11.4		11.7	47.4	45.1
Income tax expense	—		—	4.9	8.5
Depreciation and amortization	8.4		8.2	33.6	31.7
Stock-based compensation	1.5		1.6	5.6	6.5
Restructuring, business optimization and other costs	1.6		—	2.7	6.5
Other expense	5.0		—	5.0	—
Loss on sale of assets	—		—	—	0.4
Acquisition-related expenses	—		—	0.3	0.1
EBITDA loss attributable to Designated Subsidiary	3.4		0.7	9.9	2.8
Other	0.1		—	0.1	(1.4)
EBITDA, as defined	$37.0	37.0	$29.1	$151.7	$134.2

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,
	2024	2023
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$53.1	$54.8
Accounts receivable, net	249.5	263.3
Inventories, net	422.9	411.1
Other current assets	110.5	95.2
Total current assets	836.0	824.4
Property, plant and equipment, net	182.9	184.9
Operating lease right-of-use assets	40.3	44.7
Goodwill	111.7	110.2
Intangible assets, net	71.9	73.3
Pension assets	85.3	75.1
Other long-term assets	37.0	28.1
Total assets	$1,365.1	$1,340.7
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$194.8	$204.0
Current portion of long-term debt and short-term debt	8.4	9.4
Current portion of operating lease liabilities	10.7	10.6
Accrued employee compensation	35.7	31.8
Other accrued expenses	111.5	107.8
Total current liabilities	361.1	363.6
Long-term liabilities, less current portion:
Long-term debt	618.3	633.4
Long-term operating lease liabilities	29.8	34.4
Deferred income taxes	11.7	9.0
Other long-term liabilities	7.1	10.4
Total long-term liabilities	666.9	687.2
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	330.8	280.4
Noncontrolling interests	6.3	9.5
Total equity	337.1	289.9
Total liabilities and shareholders' equity	$1,365.1	$1,340.7

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended December 31,
	2024	2023
	(In millions)
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Income from continuing operations	$39.5	$33.0
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	33.6	31.7
Stock-based compensation	5.6	6.5
Gains on sales of assets, net	(2.5)	(0.8)
Deferred income taxes	(14.6)	(7.2)
Changes in operating assets and liabilities:
Accounts receivable	12.1	(14.1)
Inventories	(14.8)	(1.3)
Prepaid and other current assets	(14.1)	(1.2)
Accounts payable and accrued expenses	(2.7)	3.3
Other	(7.1)	3.5
Net cash provided by operating activities from continuing operations	35.0	53.4
INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Purchases of property, plant and equipment	(31.4)	(28.2)
Proceeds from sales of assets	11.5	2.0
Proceeds from sale of discontinued operations	—	15.5
Business acquisitions, net of cash acquired	(11.0)	(1.2)
Net cash used in investing activities from continuing operations	(30.9)	(11.9)
FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Payments on revolving credit facility, net	(15.0)	(22.3)
Payments on term loans and other debt	(7.5)	(7.2)
Proceeds from other long-term debt	5.8	4.3
Proceeds from finance lease facilities, net	0.7	0.9
Net proceeds from common stock issuances	30.4	—
Payments related to prior acquisitions	(3.0)	(2.9)
Dividends	(7.2)	(7.4)
Payments of withholding taxes on share awards	(2.6)	(2.0)
Net cash provided by (used in) financing activities from continuing operations	1.6	(36.6)
DISCONTINUED OPERATIONS[1]:
Total used in operating activities	(5.2)	(2.9)
Total used in investing activities	—	(3.9)
Total used in financing activities	—	(2.4)
Decrease in cash and cash equivalents from discontinued operations	(5.2)	(9.2)
Effect of exchange rate changes on cash	(2.2)	0.9
Decrease in cash and cash equivalents	(1.7)	(3.4)
Cash and cash equivalents at beginning of the period	54.8	58.2
Cash and cash equivalents at end of year	$53.1	$54.8
Income taxes paid, net	$14.5	$7.3
Interest paid	$47.0	$47.6
(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which was sold on December 29, 2023 and presented in discontinued operations for all periods presented.

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended December 31, 2024
	Supply Technologies	Assembly Components	Engineered Products	Corporate	Total
	(In millions)
Net sales	$181.8	$89.7	$116.9	$—	$388.4
Cost of sales	147.9	80.6	95.4	—	323.9
Selling, general and administrative expenses	18.0	4.6	16.5	6.0	45.1
Restructuring, acquisition-related and other special charges	—	0.6	1.9	—	2.5
Segment operating income (loss)	$15.9	$3.9	$3.1	$(6.0)	16.9
Gains on sales of assets					(2.5)
Other expense					5.0
Operating income					14.4
Other components of pension and other postretirement benefits income, net					1.4
Interest expense, net					(11.4)
Income from continuing operations before income taxes					$4.4

	Three Months Ended December 31, 2023
	Supply Technologies	Assembly Components	Engineered Products	Corporate	Total
	(In millions)
Net sales	$177.5	$97.0	$114.8	$—	$389.3
Cost of sales	146.2	84.8	94.2	—	325.2
Selling, general and administrative expenses	17.3	5.7	16.8	6.6	46.4
Operating income (loss)	$14.0	$6.5	$3.8	$(6.6)	17.7
Other components of pension and other postretirement benefits income, net					0.6
Interest expense, net					(11.7)
Income from continuing operations before income taxes					$6.6

	Year Ended December 31, 2024
	Supply Technologies	Assembly Components	Engineered Products	Corporate	Total
	(In millions)
Net sales	$775.8	$398.7	$481.7	$—	$1,656.2
Cost of sales	631.5	353.6	389.7	—	1,374.8
Selling, general and administrative expenses	69.1	18.6	70.7	29.0	187.4
Restructuring and other special charges	0.2	1.1	3.6	—	4.9
Segment operating income (loss)	$75.0	$25.4	$17.7	$(29.0)	89.1
Gains on sales of assets, net					(2.5)
Other expense					5.0

Operating income					86.6
Other components of pension and other postretirement benefits income, net					5.2
Interest expense, net					(47.4)
Income from continuing operations before income taxes					$44.4

	Year Ended December 31, 2023
	Supply Technologies	Assembly Components	Engineered Products	Corporate	Total
	(In millions)
Net sales	$763.4	$427.8	$468.5	$—	$1,659.7
Cost of sales	639.1	369.5	379.7	—	1,388.3
Selling, general and administrative expenses	65.1	23.4	64.8	28.2	181.5
Restructuring, acquisition-related and other special charges	0.2	1.5	4.9	—	6.6
Segment operating income (loss)	$59.0	$33.4	$19.1	$(28.2)	83.3
Gains on sales of assets, net					(0.8)
Operating income					84.1
Other components of pension and other postretirement benefits income, net					2.5
Interest expense, net					(45.1)
Income from continuing operations before income taxes					$41.5

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Adjusted operating income is a non-GAAP financial measure that the Company is providing in this press release. Adjusted operating income is calculated as operating income (loss) plus adjustments for plant closure and consolidation, severance and other. The Company presents this non-GAAP financial measure because management uses adjusted operating income to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting income (loss). Adjusted operating income is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, earnings in accordance with GAAP. Adjusted operating income herein may not be comparable to similarly titled measures of other companies. The following table reconciles adjusted operating income to operating income (loss):

	Three Months Ended December 31,
	2024			2023
	(In millions)
Operating income (loss):	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
Supply Technologies	$15.9	$—	$15.9	$14.0	$—	$14.0
Assembly Components	3.9	0.6	4.5	6.5	—	6.5
Engineered Products	3.1	1.9	5.0	3.8	—	3.8
Corporate	(6.0)	—	(6.0)	(6.6)	—	(6.6)
Gains on sales of assets	2.5	(2.5)	—	—	—	—
Other expense	(5.0)	5.0	—	—	—	—
Adjusted operating income	$14.4	$5.0	$19.4	$17.7	$—	$17.7

	Year Ended December 31,
	2024			2023
	(In millions)
Operating income (loss):	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
Supply Technologies	$75.0	$0.2	$75.2	$59.0	$0.2	$59.2
Assembly Components	25.4	1.1	26.5	33.4	1.5	34.9
Engineered Products	17.7	3.6	21.3	19.1	4.9	24.0
Corporate	(29.0)	—	(29.0)	(28.2)	—	(28.2)
Gains on sales of assets	2.5	(2.5)	—	0.8	(0.8)	—
Other expense	(5.0)	5.0	—	—	—	—
Adjusted operating income	$86.6	$7.4	$94.0	$84.1	$5.8	$89.9